UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.    )

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SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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Questions and Answers Regarding ACAP’s Expired Proposal

The following are answers to certain commonly asked questions regarding the expired proposal American Physicians Capital, Inc. (ACAP) made to merge with SCPIE Holdings Inc. (SKP) prior to SKP’s announcement of its pending acquisition by The Doctors Company.

Q:	Would the combination of ACAP and SKP create a stronger, more competitive combined company?

A:	No. Instead of an acquisition of SKP, ACAP proposed a merger of the two companies, which would have combined the two without improving either company’s strategic challenges.

•	SKP’s contribution to the combined company included over 45% of capital, surplus and premiums; SKP stockholders would comprise over 40% of the combined company. Further:

•

SKP’s strategic challenges would not be solved through a merger with ACAP (i.e., SKP would still need capital infusions or the support of a large capital base to reach an A- or better rating and to compete for new business). ACAP would not bring any regional reputation or skills in the competitive California market to SKP. These problems would weigh on the combined company and its stock price.

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The combined company would need to significantly increase share repurchases to maintain ACAP’s earnings per share growth trends (which would strain cash flow). Neither ACAP nor SKP is expected to experience meaningful growth in its aggregate capital base or net income.

Q:	Was there a risk that ACAP’s expired proposal could have delivered less than $28 per share at closing?

A:	Yes. ACAP’s expired proposal posed the risk that, at closing, the stock consideration delivered to SKP’s stockholders would have a value of less than $28 per share.

•	ACAP’s stock consideration is less liquid and more volatile than stock consideration from a larger acquirer.

•

SKP’s competitors would likely take advantage of SKP’s merger with an out-of-state insurer without an A- or better rating or any ability to provide capital support. SKP has been informed by several of its largest customers that they would leave for a competitor if SKP merged with ACAP. The loss of customers, in turn, would result in dilutive pro forma financials for ACAP, which would put downward pressure on the trading price of its common stock.

•

ACAP had proposed a variable exchange ratio within a collar. A decline in the trading price of ACAP’s common stock would require ACAP to issue more shares to fund the merger. ACAP would have needed to issue over 65% of its current shares outstanding to fund the stock consideration. The issuance of additional shares would in turn significantly impact pro forma financials and further exacerbate price declines.

•	As a result of the large number of shares issued and the collar proposed by ACAP, any typical merger arbitrage would result in further price declines.

Q:	Were there significant risks that ACAP’s proposed merger with SKP would not have closed?

A:	Yes. ACAP’s expired proposal had a number of closing risks:

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Since ACAP was issuing such a large percentage of its shares, a shareholder vote would be required and ACAP therefore required the flexibility to accept Superior Proposals (and to terminate its agreement with SKP).

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If ACAP shareholders voted down the proposed merger due to ACAP’s dilutive pro forma financials (resulting from expected losses of SKP customers or declines in ACAP’s trading price), then SKP would not receive a termination fee and the failure to close would be damaging to SKP and its prospects.

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If customer losses were more than 10% (as was expected with this particular bidder), then it would likely constitute a “Material Adverse Effect” on SKP, and ACAP could walk away from the deal without paying a termination fee.

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In effect, the termination rights discussed in the bullets above would have given ACAP a “free option” on SKP. A termination of the transaction would have significantly damaged SKP’s business and reputation, and likely would have caused a decline in SKP’s value in the marketplace. The termination would negatively impact SKP’s subsequent ability to negotiate a transaction with any other potential merger partner or acquirer.

Q:	Is ACAP’s expired proposal to merge with SKP still outstanding?

A:	No. The proposal ACAP made to SKP prior to the announcement of the pending transaction with The Doctors Company has expired and is no longer outstanding. If the proposed transaction with The Doctors Company is not approved by SKP’s stockholders, there is no assurance that ACAP would be willing to make a new proposal to SCPIE or, if it did so, what the value and terms of the proposal would be.

Q:	Who can stockholders contact with further questions regarding SCPIE’s upcoming special stockholder meeting to vote on the transaction with The Doctors Company?

A:	Please call MacKenzie Partners, Inc., SKP’s proxy solicitation agent, toll-free at 800/322-2885.